UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 23, 2006
SFBC International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16119	59-2407464

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

504 Carnegie Center, Princeton, NJ		08540

(Address of Principal Executive Offices)		(Zip Code)
(609) 951-6800

(Registrant’s telephone number, including area code)
11190 Biscayne Blvd., Miami, Florida 33181

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.
     On March 23, 2006, the board of directors of SFBC International, Inc., a Delaware corporation (the “Company”), upon the recommendation of the Company’s Compensation Committee, approved the 2006 compensation for non-employee directors of the Company.
     Each director who is not a Company employee is compensated for services as a director by an annual retainer of $30,000 and a meeting fee of $1,000 for each Board and committee meeting attended in person or by telephone, effective January 1, 2006. In addition to these fees:
•	The chairman of the board is compensated for such service by an annual retainer of $60,000 and $62,500 worth of the Company’s restricted stock units or restricted stock as the chairman elects, based upon the Company’s stock price on the date of grant.

•	The chairman of the audit committee is compensated for such service by an annual retainer of $10,000.

•	The chairman of the compensation committee is compensated for such service by an annual retainer of $5,000.

•	The chairman of the nominating committee is compensated for such service by an annual retainer of $3,500.
A director who is a Company employee does not receive any compensation for service as a director.
     In addition, the compensation also includes a long-term incentive feature which the Company will issue each non-employee director, at the annual meeting of stockholders of the Company, $125,000 worth of the Company’s restricted stock or restricted stock units, at the choosing of each director, based upon the Company’s stock price on the date of grant. Such stock or unit will be subject to vesting over the length of the elected service term.
     All of the 2006 equity grants will be effective as of the date of the next annual meeting of stockholders to be held on June 27, 2006.
     The Company’s Compensation Committee engaged an outside consultant in determining such director compensation plan.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SFBC INTERNATIONAL, INC.
Dated: March 29, 2006	By:	/s/ Jeffrey P. McMullen
		Name:	Jeffrey P. McMullen
		Title:	Chief Executive Officer